EXHIBIT 1

ADB Systems International Ltd.

Consolidated Balance Sheets

(expressed in thousands of Canadian dollars)

(Canadian GAAP, Unaudited)

	June 30	June 30	December 31
	2004	2004	2003
	(unaudited)	(unaudited)	(audited)
		(in US$)

		translated
		into US$ at
		Cdn$ 1.3407
		for
		convenience

Cash	$1,179	$879	$432
Marketable securities	13	10	13
Other current assets	1,391	1,037	1,502
Other assets	721	538	1,264
Total assets	$3,304	$2,464	$3,211

Current liabilities	$1,655	$1,234	$1,370
Deferred revenue	409	305	91
Other liabilities	1,634	1,219	721
Minority interest	3	2	3
Total shareholders’ equity (deficiency)	(397)	(296)	1,026
Total liabilities and shareholders’ equity (deficiency)	$3,304	$2,464	$3,211

ADB Systems International Ltd.

Consolidated Statements of Operations

(expressed in thousands of Canadian dollars, except per share amounts)

(Canadian GAAP, Unaudited)

	Three Months Ended June 30			Six Months Ended June 30
	2004	2004	2003	2004	2004	2003

		translated			translated
		into US$ at			into US$ at
		Cdn$ 1.3407			Cdn$ 1.3407
		for			for
		convenience			convenience

Revenue	$1,331	$993	$1,398	$2,515	$1,876	$2,659

General and administrative	1,242	926	1,433	2,284	1,704	2,555
Software development and technology expense	904	674	730	1,699	1,267	1,593
Sales and marketing costs	168	125	328	451	336	647
	2,314	1,725	2,491	4,434	3,307	4,795

Loss before interest, taxes, depreciation, amortization and employee stock options	(983)	(732)	(1,093)	(1,919)	(1,431)	(2,136)

Employee stock options	11	8	1	39	29	3
Depreciation and amortization	366	273	591	722	539	1,192
Interest expense	65	48	75	132	98	175
Interest income	(2)	(1)	(1)	(3)	(2)	(6)
	440	328	666	890	664	1,364

Loss before the undernoted	(1,423)	(1,060)	(1,759)	(2,809)	(2,095)	(3,500)

Gains/(losses) on disposals of capital assets and strategic investments	—	—	23	(1)	(1)	7
Gain on settlement of demand loan	—	—	2,195	—	—	2,195
Retail activities	—	—	67	—	—	67
	—	—	2,285	(1)	(1)	2,269

Net Income/(Loss)	$(1,423)	$(1,060)	$526	$(2,810)	$(2,096)	$(1,231)

Basic earnings/(loss) per share	$(0.02)	$(0.02)	$0.01	$(0.05)	$(0.03)	(0.02)

Fully diluted earnings/(loss) per share	N/A	N/A	$0.01	N/A	N/A	N/A

Weighted average common shares	61,567	61,567	51,712	60,654	60,654	51,182

Fully diluted common shares	N/A	N/A	54,794	N/A	N/A	N/A